September 23, 2013

STRICTLY CONFIDENTIAL

BIOLASE, Inc.
4 Cromwell
Irvine, CA 92618
Attention: Federico Pignatelli, Executive Chairman and Chief Executive Officer

Dear Mr. Pignatelli:

This letter (the “Agreement”) constitutes our understanding with respect to the engagement of Northland Securities, Inc. (“Northland”) by BIOLASE, Inc. (the “Company”), to assist the Company with respect to a proposed registered direct financing (the “Offering”), including an offering of equity, equity-linked, debt or convertible securities (the “Securities”) by the Company. It is currently contemplated that Northland will serve as agent in a registered direct transaction.

A. Appointment of Northland. During the Term, the Company hereby engages Northland to serve as sole agent in connection with an Offering. Northland hereby accepts such engagement on a “reasonable best efforts” basis upon the terms and conditions set forth herein. The Company acknowledges and agrees that Northland will be entitled to provide its services, in whole or in part, through any current or future affiliate or co-agent selected by Northland and references to Northland shall, where the context so requires, include reference to any such affiliate or co-agent.

B. Services. As exclusive placement agent or underwriter in an Offering, Northland will provide the following services to the Company, subject to the provisions of this Agreement:

• review the financing and corporate development strategy of the company and perform a preliminary valuation analysis;

• work with the company to prepare investor marketing materials including a management presentation;

• identify investors, which in the opinion of Northland, are the most likely to invest in the Company;

• formulate a strategy for soliciting interest from investors, whether approached by Northland or whether the Company is approached proactively, which may have an interest in investing in the Company, and the development of procedures and timetables for marketing the Company to the potential investors; and

• introduce the Company and its business to appropriate potential investors, including through face to face meetings, investor conferences, telephone calls and other communications, and selected in person meetings; and

• along with the Company, evaluate proposals from interested parties regarding an Offering, formulate negotiation strategies, and assist in all negotiations and closing of a transaction.

C. Fees and Expenses.

1. Reserved.

2. Financing Fee.

(a) Cash Portion. The Company hereby agrees to pay Northland, as compensation for its services hereunder, a fee (the “Financing Fee”) in the amount of 5.0% of the gross proceeds from the sale of Securities if either during the Term or within 6 months following the Term (the “Post-Termination Period”): (a) an Offering is closed or (b) a definitive agreement or letter of intent or other evidence of commitment is entered into that subsequently results in an Offering of the Company closing no later than six months after expiration of the Post Termination Period. The Financing Fee shall be paid to Northland in cash in its entirety by wire transfer upon the closing of the applicable Offering and receipt of the corresponding funds.

3. Expenses. In addition to any fees payable to Northland hereunder, the Company hereby agrees to promptly reimburse Northland upon request for its actual out-of-pocket expenses, including the fees and disbursements related to travel, database, printing and other reasonable out-of-pocket expenses incurred in performing the services described herein (including reasonable fees and disbursements of Northland’s legal counsel and any other outside professionals retained by Northland or its legal counsel), but in no event more than $40,000. This reimbursement obligation is in addition to the reimbursement of fees and expenses set forth below relating to attendance by us at proceedings or to indemnification and contribution as contemplated elsewhere in this agreement. In the event our personnel must attend or participate in judicial or other proceedings to which we are not a party relating to the subject matter of this agreement, you shall pay us an additional, per diem payment, per person, at our customary rates, together with reimbursement of all out-of-pocket expenses and disbursements, including reasonable attorneys’ fees and disbursements incurred by us in respect of our preparation for and participation in such indemnification proceedings.

D. Term and Termination of Engagement. Except as set forth below, the term of this Agreement begins on the date of this letter and end after September 30, 2013, but may be extended by mutual written consent of the parties (the “Term”). Notwithstanding any such expiration or termination, the terms of this Agreement other than Sections A and B shall all remain in full force and effect and be binding on the parties hereto, including the exculpation, indemnification and contribution obligations of the Company, the confidentiality obligations, the right of Northland to receive any fees payable hereunder and the right of Northland to receive reimbursement for its expenses.

E. Representations, Warranties and Covenants. The Company represents and warrants to, and agrees with, Northland that:

1. The Company shall: (a) use its best efforts to make available to Northland all information concerning the business, assets, operations and financial condition of the Company that Northland reasonably requests in connection with the performance of its services hereunder, and shall make available to Northland all such information to the same extent and on the same terms as such information is available to the Company and potential lenders and investors; (b) notify Northland of any material adverse change, or development that may lead to a material adverse change, in the business, properties, operations or financial condition or prospects of the Company and (c) provide Northland with reasonable access to the Company’s directors, officers, employees, independent accountants and legal and other advisors.

2. Northland will be relying, without assuming responsibility for independent verification, on the accuracy and completeness of all financial and other information that is and will be furnished to it by the Company.

3. The execution, delivery and performance of this Agreement and the Offering of Securities will not violate any provision of the charter or bylaws of the Company or any agreement or other instrument to which the Company is a party or by which it is bound. Any necessary approvals, governmental and private, will be obtained by the Company prior to any closing.

4. The Securities will be offered and sold by the Company in compliance with the requirements for the exemption from registration pursuant to Section 5 of the Securities Act of 1933 and with all other securities laws and regulations. The Company will file appropriate notices with the Securities and Exchange Commission and with other applicable securities authorities.

5. Directly or through any presentation, memorandum or other offering documents, the Company shall furnish to investors all information material to investors under applicable securities laws, which information will not, in light of the circumstances in which made, contain any untrue statement of a material fact or omit to state a material fact required to be stated or necessary to make the statements made not misleading.

6. The Company will promptly inform Northland if the Company is contacted by or on behalf of any party concerning a possible transaction involving the Company.

F. Indemnification and Contribution. The Company agrees to indemnify Northland and its controlling persons, representatives and agents in accordance with the indemnification provisions set forth in Appendix I. These provisions will apply regardless of whether any Offerings are consummated.

G. Governing Law. This Agreement may not be amended or modified except in writing and shall be governed by and construed in accordance with the laws of the State of Minnesota. Any dispute or controversy arising out of this agreement shall be determined by arbitration conducted in accordance with the rules of the New York Stock Exchange or the Financial Industry Regulatory Authority, Inc. then in effect. Any arbitration award shall be final and binding upon the Company and Northland, and judgment on the award may be entered in any court having jurisdiction. Arbitration will be venued in Minneapolis, Minnesota.

H. Announcement of Offering of Securities. The Company and Northland acknowledge and agree that Northland and its counsel and advisors may, subsequent to the closing of an Offering, make public their involvement with the Company.

I. Advice to the Board. The Company acknowledges that any advice given by Northland to the Company is solely for benefit and use of the Company’s board of directors and officers, who will make all decisions regarding whether and how to pursue any opportunity or transaction, including a potential Offering. The Company’s board of directors and senior management may consider Northland’s advice, but will also base their decisions on the advice of legal, tax and other business advisors and other factors which they consider appropriate. Accordingly, as an independent contractor Northland will not assume the responsibilities of a fiduciary to the Company or its stockholders in connection with the performance of its services. Any advice provided may not be used, reproduced, disseminated, quoted or referred to without Northland’s prior written consent. Northland does not provide accounting, tax or legal advice. Northland is not responsible for the success of any Offering.

J. Future Services.  If during the term of this engagement or within six months thereafter, the Company receives a bona fide offer from a third party to act as lead or book-running manager or agent of any offering or placement of securities, whether, in the case of any public offering, on your own behalf, or on behalf of your stockholders, which you are willing to accept, you will promptly give written notice to Northland, including all essential terms and conditions of such offer.  The Company will offer to engage Northland on the same terms and conditions.  Northland will have ten business days after receipt of such written notice to elect to enter into an agreement with the Company on the terms in Section K of this agreement.  If Northland declines to accept such offer or fails to notify you within the ten business day period of the acceptance of such offer, for a period of thirty business days thereafter, you may enter into an agreement with such third party from which you have received a bona fide offer on terms no more favorable to such third party than indicated in the notice to Northland and Northland will have no right to participate in such offering or financial advisory services.

K. Entire Agreement. This Agreement was drafted by the Company and Northland and constitutes the entire Agreement between the parties and supersedes and cancels any and all prior or contemporaneous arrangements, understandings and agreements, written or oral, between them relating to the subject matter hereof. Northland and its affiliates and their respective officers, directors, employees, agents and controlling persons are intended third party beneficiaries of this Agreement.

L. Amendment. This Agreement may not be modified except in writing signed by each of the parties hereto.

M. No Partnership. The Company is a sophisticated business enterprise that has retained Northland for the limited purposes set forth in this Agreement. The parties acknowledge and agree that their respective rights and obligations are contractual in nature. Each party disclaims an intention to impose fiduciary obligations on the other by virtue of the engagement contemplated by this Agreement.

N. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Company and Northland, including any successor of the Company by merger or otherwise, as well as any company (a “Third Party”) that acquires the Company through a merger between the Company and a subsidiary of the Third Party.

O. Notice. All notices and other communications required hereunder shall be in writing and shall be deemed effectively given upon personal delivery; upon confirmed transmission by telecopy or telex; or upon deposit with the United States Post Office, by first-class mail, postage prepaid, or otherwise delivered by hand or by messenger or overnight courier, addressed (i) if to the Company, at the Company’s address as set forth above, attention: Chief Executive Officer, or at such other address and/or to such other addressee as the Company shall have furnished to Northland or (ii) if to Northland, to Northland Securities, Inc., 45 South 7th Street, Minneapolis, MN 55402, Attention: Jeff Peterson, Director of Investment Banking, or at such other address and/or to such other addressee as Northland shall have furnished to the Company.

P. Severability. If any term, provision, covenant or restriction herein is held by a court of competent jurisdiction to be invalid, void or unenforceable or against public policy, the remainder of the terms, provisions and restrictions contained herein will remain in full force and effect and will in no way be affected, impaired or invalidated.

Q. Other Investment Banking Services. You acknowledge that Northland and its affiliates are securities firms engaged in securities trading and brokerage activities and providing investment banking and financial advisory services. In the ordinary course of business, we and our affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions, for their own account or the accounts of customers, in your debt or equity securities, your affiliates or other entities that may be involved in the transactions contemplated by this Agreement. In addition, we and our affiliates may from time to time perform various investment banking and financial advisory services for other clients and customers who may have conflicting interests with respect to you or an Offering. You also acknowledge that we and our affiliates have no obligation to use in connection with this engagement or to furnish you, confidential information obtained from other companies. Furthermore, you acknowledge we may have fiduciary or other relationships whereby we or our affiliates may exercise voting power over securities of various persons, which securities may from time to time include securities of the Company or others with interests in respect of any Offering. You acknowledge that we or such affiliates may exercise such powers and otherwise perform our functions in connection with such fiduciary or other relationships without regard to our relationship to you hereunder.

[The Next Page Is the Signature Page.]

In acknowledgment that the foregoing correctly sets forth the understanding reached by Northland and the Company, please sign in the space provided below, whereupon this letter shall constitute a binding Agreement as of the date indicated above.

Very truly yours,

NORTHLAND SECURITIES, INC.

By: /s/ Jeff Peterson
Jeff Peterson
Director of Investment Banking

Accepted and agreed to
as of the date first written above:

BIOLASE, Inc.

By: /s/ Federico Pignatelli
Federico Pignatelli
Executive Chairman and Chief Executive Officer

APPENDIX I

INDEMNIFICATION AND CONTRIBUTION

The Company agrees to indemnify and hold harmless Northland, its affiliates and their respective officers, directors, employees, agents and controlling persons (each an “Indemnified Person”) from and against any and all losses, claims, damages, liabilities and expenses, joint or several, to which any such Indemnified Person may become subject arising out of or in connection with the transactions contemplated in the engagement agreement to which this Appendix I is attached (the “Agreement”), any untrue statement of a material fact or omission to state a material fact in any marketing materials or other offering related documents required to be stated therein or necessary to make the statements therein or previously made not misleading, or any claim, litigation, investigation or proceedings relating to the transactions contemplated in the Agreement (“Proceedings”), regardless of whether any of such Indemnified Persons is a party to the Agreement, and to reimburse such Indemnified Persons for any legal or other expenses as they are incurred in connection with investigating, responding to or defending any of the foregoing, provided that the foregoing indemnification will not, as to any Indemnified Person, apply to losses, claims, damages, liabilities or expenses to the extent that they are finally judicially determined to have resulted primarily and directly from the gross negligence or willful misconduct of an Indemnified Person. The Company also agrees that no Indemnified Person shall have any liability (whether direct or indirect, in contract, tort or otherwise) to the Company its affiliates, officers, directors employees, agents, creditors or stockholders, directly or indirectly, for or in connection with the Agreement, any transactions contemplated in the Agreement, or Northland’s role or services in connection with the Agreement, except to the extent that any liability for losses, claims, demands, damages, liabilities or expenses incurred by the Company are finally judicially determined to have resulted primarily and directly from the gross negligence or willful misconduct of an Indemnified Person.

If for any reason the foregoing indemnification is unavailable to any Indemnified Person or insufficient to hold it harmless, then the Company and Northland shall contribute to the amount paid or payable by such Indemnified Person as a result of such loss, claim, damage, liability or expense in such proportion as is appropriate to reflect not only the relative benefits received by the Company on the one hand and Northland on the other hand but also the relative fault of the Company and Northland, as well as any relevant equitable considerations; provided that, in no event, will the aggregate contribution of Northland hereunder exceed the amount of fees actually received by Northland pursuant to this Agreement. The indemnity, reimbursement and contribution obligations of the Company under this indemnity agreement are in addition to any liability that the Company may otherwise have to an Indemnified Person and will bind and inure to the benefit of any successors, assigns, heirs and personal representatives of the Company and any Indemnified Person.

Promptly after receipt by an Indemnified Person of notice of the commencement of any Proceedings, that Indemnified Person will, if a claim is to be made under this indemnity agreement against the Company in respect of the Proceedings, notify the Company in writing of the commencement of the Proceedings; provided that (i) the omission so to notify the Company will not relieve the Company from any liability that the Company may have under this indemnity agreement except to the extent the Company has been materially prejudiced by such omission, and (ii) the omission so to notify the Company will not relieve the Company from any liability that the Company may have to an Indemnified Person otherwise than on account of this indemnity agreement. In case any Proceedings are brought against any Indemnified Person and it notifies the Company of the commencement of the Proceedings, the Company will be entitled to participate in the Proceedings and, to the extent that it may elect by written notice delivered to the Indemnified Person, to assume the defense of the Proceedings with counsel reasonably satisfactory to the Indemnified Person; provided that, if the defendants in any Proceedings include both the Indemnified Person and the Company and the Indemnified Person concludes that there may be legal defenses available to the Indemnified Person that are different from or in addition to those available to the Company, the Indemnified Person has the right to select separate counsel to assert those legal defenses and to otherwise participate in the defense of the Proceedings on its behalf. Upon receipt of notice from the Company to the Indemnified Person of its election to assume the defense of the Proceedings and approval by the Indemnified Person of counsel, the Company will not be liable to the Indemnified Person for expenses incurred by the Indemnified Person in connection with the defense of the Proceedings (other than reasonable costs of investigation) unless (i) the Indemnified Person has employed separate counsel in connection with the assertion of legal defenses in accordance with the proviso to the immediately preceding sentence (it being understood, however, that the Company will not be liable for the expenses of more than one separate counsel (in addition to any local counsel) approved by the Company, representing the Indemnified Persons, on a collective basis, who are parties to the Proceedings), (ii) the Company does not employ counsel reasonably satisfactory to the Indemnified Person to represent the Indemnified Person within a reasonable time after notice of commencement of the Proceedings, or (iii) the Company authorizes, in writing, the employment of counsel for the Indemnified Person.

The Company will not be liable for any settlement of any Proceedings effected without its written consent (which consent must not be unreasonably withheld), but if settled with the Company’s written consent or if a final judgment for the plaintiff in any such Proceedings is delivered, the Company agrees to indemnify and hold harmless each Indemnified Person from and against any and all losses, claims, damages, liabilities and expenses by reason of such settlement or judgment. Notwithstanding the immediately preceding sentence, if at any time an Indemnified Person requests the Company to reimburse the Indemnified Person for legal or other expenses in connection with investigating, responding to or defending any Proceedings as contemplated by this indemnity agreement, the Company will be liable for any settlement of any Proceedings effected without its written consent if (i) the proposed settlement is entered into more than 30 days after receipt by the Company of the request for reimbursement, (ii) the Company has not reimbursed the Indemnified Person within 30 days of such request for reimbursement, (iii) the Indemnified Person delivered written notice to the Company of its intention to settle and the failure to pay within such 30 day period, and (iv) the Company does not, within 15 days of receipt of the notice of the intention to settle and failure to pay, reimburse the Indemnified Person for such legal or other expenses and object to the Indemnified Person’s seeking to settle such Proceedings. The Company may not, without the prior written consent of an Indemnified Person (which consent shall not be unreasonably withheld), effect any settlement of any pending or threatened Proceedings in respect of which indemnity could have been sought under this indemnity agreement by such Indemnified Person unless the settlement includes an unconditional release of the Indemnified Person, in form and substance reasonably satisfactory to the Indemnified Person, from all liability on claims that are the subject matter of such Proceedings.

The Company’s reimbursement, indemnity and contribution obligations hereunder will be in addition to any liability that it may otherwise have, and will inure to the benefit of any successors, assigns, heirs and representatives of each Indemnified Person. Solely for the purpose of enforcing the letter agreement, the Company hereby consents to personal jurisdiction and venue in any court in which any Proceeding is brought.

In the event the Company proposes to engage in any sale, distribution or liquidation of all or a significant part of its assets, or any merger or consolidation and the Company is not to be the surviving or resulting corporation or entity in such merger or consolidation, the Company will give prompt prior notice thereof to Northland and will make proper provision in a manner reasonably satisfactory to Northland so that the Company’s obligations hereunder are expressly assumed by the other party or parties to such transaction.

Capitalized terms used but not defined in this Appendix I have the meanings assigned to such terms in the Agreement.